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                                  EXHIBIT 99.1



LINDSAY MANUFACTURING:                           HALLIBURTON INVESTOR RELATIONS:
Bruce C. Karsk                  David Downing    Jeff Elliott or Geralyn DeBusk
EVP, Treasurer and Secretary    VP and CFO       972-458-8000
402-829-6803                    402-827-6235


        LINDSAY MANUFACTURING CO. ANNOUNCES VOLUNTARY REPAIR CAMPAIGN AND
                         ESTABLISHES CHARGE TO EARNINGS

OMAHA, NEB., AUGUST 3, 2005--Lindsay Manufacturing Co. (NYSE: LNN) today announced a voluntary repair campaign of the end gun solenoid valves on certain Zimmatic irrigation systems manufactured after 1993.

The campaign involves the grounding of the end gun solenoid valves to eliminate the risk of electrical shock. The end gun solenoid valve is field-installed on new Zimmatic irrigation systems. Lindsay has learned that, over time, as the valve deteriorates, water may enter the valve body causing it to become electrically shorted creating the risk of electrical shock during repair or servicing. As part of the repair campaign, Lindsay is reminding the owners of the affected Zimmatic irrigation systems and its dealers that they should follow all manufacturers' instructions, which include turning off power to the system before repairing or servicing any electrical component on a Zimmatic system.

"The safety of our irrigation systems is our top priority," said Rick Parod, president and chief executive officer of Lindsay. "We are moving quickly to voluntarily repair the affected Zimmatic end gun solenoids."

The company will record a pre-tax charge of $1.5 million, or approximately $0.09 per diluted share after-tax, during its fiscal 2005 fourth quarter for estimated costs associated with the repair campaign.

ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. Additional information about the company can be found on the Internet at www.zimmatic.com.

CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.